Exhibit 10.2

STOCK OPTION PLAN

BASILEA PHARMACEUTICA AG

REGISTERED SHARES

Offered as set forth herein to directors, employees and consultants of

Basilea Pharmaceutica AG and its Subsidiaries

This Plan, as amended from time to time, is effective for grants on or after

July 1, 2014

INTRODUCTION

General Information

The Company is registered under the corporate name of Basilea Pharmaceutica AG, a corporation pursuant to Art. 620 et seqq. of the Swiss Code of Obligations with unlimited duration and domicile in Basel, Canton of Basel-Stadt, Switzerland.

THE PLAN

ARTICLE 1.

Purpose

The purpose of the Plan is to provide Directors, Employees and Consultants of the Company and its Subsidiaries with an opportunity to obtain Stock Options on Common Stock or Stock Appreciation Rights, and to benefit from the appreciation thereof, thus providing an increased incentive for Participants to contribute to the future success and prosperity of the Company, enhancing the value of the Shares for the benefit of the shareholders of the Company and increasing the ability of the Company and its Subsidiaries to attract and retain individuals of exceptional skill.

ARTICLE 2.

Rules of Interpretation

The Plan is valid for the Participants in its entirety only. No statements made in any part of the Plan are permissible to be construed without reference to the Plan as a whole.

ARTICLE 3.

Definitions

The following terms shall have the meaning described below when used in the Plan:

“Bank”	shall mean such bank as designated and communicated to the Participants by the Company from time to time.

“Board of Directors”	shall mean the board of directors of the Company.

“Change of Control over the Company	Event which (i) triggers a mandatory offer or (ii) is the launch of any offer for such number of shares of the Company, by which the offeror together with any shares otherwise directly or indirectly held by the offeror and anyone acting in concert with the offeror, would exceed the mandatory offer threshold of 33 1/3% of all issued Shares of the company (as registered in the commercial register), provided, that following such offer period (Angebotsfrist) (not including the additional acceptance period – Nachfrist) such offer becomes or is declared, subject only to conditions subsequent (auflösende oder anderweitig überdauernde Bedingungen), if any, unconditional (it being understood that if the Shares are listed on an exchange other than the SIX Swiss Exchange, the rules of such exchange and/or the rules applying to SIX Swiss Exchange listed companies apply, the event being deemed a change of control if any one set of such rules considers it an event triggering a mandatory offer or require the extension of the offer to all shares and if such offer becomes, subject only to conditions subsequent, if any, unconditional.

“Company”	shall mean Basilea Pharmaceutica AG or any successor company replacing Basilea Pharmaceutica AG as the listed group holding company.

“Compensation Committee”	shall mean the compensation committee of the Company.

“Consultant”	shall mean any corporation, partnership or person who has entered into a contract with the Company or its Subsidiary to provide consulting services to the Company or its Subsidiary and who, in connection with such contract, has been granted Options from the Company for payment for such services under this Plan.

“Director”	shall mean a member of the Board of Directors.

“Executive”	shall mean a member of the Management Committee.

“Employee”	shall mean an employee (for the avoidance of doubt, including an Executive) of the Company or of any of its Subsidiaries.

“Exercise Period”	shall mean the period during which Options and Stock Appreciation Rights can be exercised.

“Fair Value”	shall mean the fair value of an Option or Stock Appreciation Right calculated in accordance with generally accepted valuation principles (such as Black-Scholes or equivalent).

“Grant Date”	shall mean the date on which Options and Stock Appreciation Rights are granted.

“Management Committee”	shall mean the Management Committee of the Company, or any successor body of the Company replacing the Management Committee and appointed by the Board of Directors from time to time.

“Material Change”	shall mean the events as defined in Article 24 of this Plan.

“Market Value”	shall mean the official closing price of the Shares on the SIX Swiss Exchange or any other main stock exchange, if not quoted on the SIX Swiss Exchange, on which the Shares are quoted.

“Option Agreement”	shall mean the agreement regarding this Plan signed by the Company and the Participant pursuant to Appendix 1.

“Option Exercise Notice”	shall mean the notice that needs to be given when Options or Stock Appreciation Rights are exercised (see Appendix 3).

“Option Grant Notice”	shall mean the notice that shall be given to Participants if Options or Stock Appreciation Rights are granted (see Appendix 2).

“Option”	shall mean a stock option as described under Article 6.

“Participant”	shall mean a Director, Employee or Consultant to whom Options or Stock Appreciation Rights are granted under the Plan and whose Options or Stock Appreciation Rights have not expired or been terminated pursuant to any provision of this Plan.

“Plan”	shall mean this Basilea Pharmaceutica AG Stock Option Plan.

“Shares”	shall mean registered shares of the Company with a par value of CHF 1, subject to adjustments based on Article 23.

“Stock Appreciation Right”	shall mean a Stock Appreciation Right as described under Article 7.

“Stock Option Administrator”	shall mean the person or company, including Bank, appointed by the Board of Directors from time to time who is responsible for administrative duties pursuant to this Plan.

“Strike Price”

shall mean the exercise price indicated in the respective Option Agreement and Option Grant Notice.

Relating to Options, the Strike Price shall mean the price at which Shares may be purchased upon exercise of a particular Option.

“Subsidiary”	shall mean any foreign or domestic corporation owned, in whole or in part, directly or indirectly, by the Company.

“U.S. Person”	The term U.S. Person shall be understood as defined in Regulation S under the Securities Act of the United States of America and shall include any residents of the United States.

ARTICLE 4.

Administration

Unless otherwise provided in the Plan, and subject to the inalienable duties of the Board of Directors, the Compensation Committee administers and executes the Plan and has full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other actions relating to the Plan, including the delegation of administrative responsibilities and its execution, that it believes reasonable and proper.

All decisions made by the Compensation Committee pursuant to the provisions of the Plan and related orders or resolutions of the Board of Directors shall be final, conclusive and binding on all persons, including the Company, stockholders, Participants and their beneficiaries.

The Compensation Committee shall appoint the Stock Option Administrator who is responsible for administrative duties delegated to the Stock Option Administrator by the Compensation Committee.

ARTICLE 5.

Shares subject to the Plan

Shares may be made available from conditional but non-issued capital of the Company or from Shares acquired by the Company including Shares purchased in the open market. The Company does not issue Share certificates and Shares exist in book-entry form only. Participants have, upon delivery of Shares pursuant to this Plan, no right to request issuance of Share certificates (aufgehobener Titeldruck).

The Company shall not be required to segregate any cash or any Shares underlying the Options, and the Plan shall constitute an unfunded plan of the Company.

ARTICLE 6.

Stock Options

Each Option entitles the Participant to purchase one Share at the Strike Price pursuant to the rules of this Plan.

ARTICLE 7.

Stock Appreciation Rights

Each Stock Appreciation Right entitles the Participant to receive from the Company, upon exercise of the Stock Appreciation Rights pursuant to the rules of this Plan, the difference between the Market Value of the Shares on the day of exercise of the Stock Appreciation Rights and the Strike Price, less any applicable deductions in accordance with article 11.

ARTICLE 8.

Granting of Stock Options and Stock Appreciation Rights

Subject to the limitations of the Plan, the Board of Directors shall select from Directors those to be granted Options or Stock Appreciation Rights, determine the number of Options and Stock Appreciation Rights to be granted, the date each Option or Stock Appreciation Right shall be granted and the other Option and Stock Appreciation Right parameters pursuant to Appendix 1 and Appendix 2.

Subject to the limitations of the Plan and after consultation with, and in consideration of the recommendation of the Board of Directors, the Compensation Committee shall determine which Employees and Consultants shall be granted Options or Stock Appreciation Rights, determine the number of Options and Stock Appreciation Rights to be granted, the date each Option or Stock Appreciation Right shall be granted and the other Option and Stock Appreciation Right parameters pursuant to Appendix 1 and Appendix 2.

Neither the establishment of the Plan, nor the granting of Options or Stock Appreciation Rights, nor the payment of any benefits nor any action of the Company or of the Board of Directors shall be held or construed to confer upon any Participant any legal right to continue to receive Options or Stock Appreciation Rights. Participation in one year does not guarantee participation in any following year.

The grant of any Option or Stock Appreciation Right is wholly discretionary. Any value, income or other benefit derived from any Option or Stock Appreciation Right is not to be considered part of the Participant’s salary or compensation for the purposes of calculating any severance, resignation, termination, redundancy or other end of service or employment payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payment, benefits or rights of any kind.

With regard to Directors and Executives, any grant is, in addition to being wholly discretionary, subject to approval by the general meeting of the shareholders of the Company of the aggregate compensation for Directors and Executives, respectively, in relation to the applicable compensation reference period.

ARTICLE 9.

Option Agreements

The Options and Stock Appreciation Rights granted under the Plan shall be evidenced by an Option Agreement that shall be duly signed by the Participant and the Company (see Appendix 1).

ARTICLE 10.

Notice of Option and Stock Appreciation Right Granting

The granting of Options and Stock Appreciation Rights shall be evidenced by an Option Grant Notice to the Participant (see Appendix 2) and shall be effective only upon the Participant’s and the Company’s execution of the Option Agreement (see Appendix 1).

ARTICLE 11.

Option and Stock Appreciation Right Purchase Price, Costs, Tax

and Social Security Charges

The Options and Stock Appreciation Rights are in principle granted to Participants free of charge.

The costs relating to the exercise of Options and/or Stock Appreciation Rights and beyond, including those related to taxes and Participants’ social security charges or related to the sale of Shares in connection with a cashless exercise (exersale), will, if any, be for the account of the Participant.

The Participant shall be responsible for the declaration and payment of any and all taxes and/or Participants’ social security charges (other than mandatory employer contributions, if any), if any, resulting from the grant, vesting or exercise of any Option and/or Stock Appreciation Right. The Company declines any responsibility for incorrect tax dealings of the Participant.

If required by applicable law, the Company or the Stock Option Administrator shall deduct such applicable taxes and/or social security charges from any cash payments owed to the Participant and/or take such other action as may be deemed necessary in the opinion of the Company to satisfy all obligations for withholding and payment of such taxes and/or social security charges.

ARTICLE 12.

Strike Price

The Strike Price shall be determined by the Board of Directors on the Grant Date of an Option or Stock Appreciation Right as the case may be.

ARTICLE 13.

Term of Options and Stock Appreciation Rights

The term of Options and Stock Appreciation Rights shall be determined by the Board of Directors on the Grant Date. Such term shall be subject to the provisions of the Plan with respect to forfeiture and early expiration rules pursuant to Article 21 and with respect to an accelerated vesting pursuant to Article 24.

At the end of the term, all unexercised Options and Stock Appreciation Rights will expire without value.

ARTICLE 14.

Vesting Period

The vesting period starts on the Grant Date.

Subject to the provisions of article 24 of the Plan, on the Grant Date, the Board of Directors determines the duration of the vesting period of the Options and/or Stock Appreciation Rights, which may be different for each or several Options and/or Stock Appreciation Rights.

During the vesting period the Options and Stock Appreciation Rights are unvested. Unvested Options and Stock Appreciation Rights may not be exercised and are subject to forfeiture rules pursuant to Article 21. At the end of the vesting period, Options and Stock Appreciation Rights vest.

ARTICLE 15.

Exercise Period

Subject to the provisions of the Plan with respect to forfeiture and early expiration rules of vested Options pursuant to Article 21, the Options and Stock Appreciation Rights granted may be exercised during an exercise period after the vesting period pursuant to Article 14 until the end of the term pursuant to Article 13.

The Options and Stock Appreciation Rights may be exercised at any time within the exercise period subject to any limitations of applicable securities law provisions, the provisions of “Basilea Policy on Insider Information”, and any other limitations determined by the Board of Directors from time to time.

In order to exercise the Options or Stock Appreciation Rights, the Participant shall follow the exercise procedures as set out in this Plan and in any additional information provided by the Company.

ARTICLE 16.

Exercise of Options

The Company shall inform the Participants about the exercise procedure regarding the exercise of the Options and Stock Appreciation Rights and any changes thereto. Unless otherwise instructed by the Company, Option Exercise Notices must be submitted to the Company, to the attention of the Stock Option Administrator.

The Participant is entitled, subject to the provisions of the Plan and the related Option Agreement, to receive from the Company the number of Shares for which Options are exercised at the Strike Price of the related Options. The entire Strike Price must be paid at the time the Option is exercised. No Shares shall be transferred pursuant to any exercise of an Option until payment in full of the respective Strike Price has been received by the Bank. The sale of the Shares purchased upon exercise of Options may be subject to the limitations of the applicable securities law provisions, the provisions of “Basilea Policy on Insider Information” and/or any other limitations determined by the Board of Directors from time to time.

The Company may at its discretion instruct the Stock Option Administrator to allow Participants a cashless exercise (exersale) of Options in which case Participants shall either receive the difference between the net proceeds from the sale of all Shares underlying the Options, and the Strike Price in cash, or such number of Shares underlying the Options that remain after coverage of the Strike Price of the Options by the sale of underlying Shares, in each case less applicable deductions according to Article 11. No cash shall be transferred to a Participant pursuant to any exercise of an Option until payment in full of the Strike Price thereof is received by the Bank. The sale of the Shares purchased upon exercise of Options may be subject to the limitations of the applicable securities law provisions, the provisions of “Basilea Policy on Insider Information” and/or any other limitations determined by the Board of Directors from time to time. In any case, even if the sale is postponed for such reasons, the sale proceeds will, for purposes of this paragraph be the actual net proceeds of the sale of the relevant Shares at such later point in time.

ARTICLE 17.

Exercise of Stock Appreciation Rights

Unless otherwise instructed by the Company, Stock Appreciation Rights Exercise Notices must be submitted to the Company, to the attention of the Stock Option Administrator.

The Participant who holds Stock Appreciation Rights is entitled, subject to the provisions of the Plan and the related Option Agreement, to receive from the Company for each Stock Appreciation Right exercised the difference between the Market Value of the Shares as of the day of exercise and the Strike Price in cash, less deductions in accordance with article 11.

ARTICLE 18.

Date of Execution of Exercise

The exercise transaction will be executed as reasonably feasible, after the Stock Option Administrator has received the Option Exercise Notice by the Participant. If the Stock Option Administrator has received notice on a working day, the exercise transaction may, if technically possible, be executed within the following two working days.

ARTICLE 19.

Transferability of Options / Stock Appreciation Rights

Unless provided otherwise in the Plan or the Option Agreement, Options and Stock Appreciation Rights granted under the Plan are non-tradable and may thus not be sold, pledged, assigned, transferred, or otherwise disposed of, except by will or by provisions of inheritance law or upon prior approval of the Board of Directors, subject to any applicable law, including any securities law. During the lifetime of the Participant, Options and Stock Appreciation Rights may be exercised only by such Participant.

ARTICLE 20.

No Right of Continued Employment

Neither the establishment of the Plan, nor the granting of Options or Stock Appreciation Rights nor the payment of any benefits nor any action of the Company or of the Board of Directors shall be held or construed to confer upon any Participant any legal right to continue to serve as a Director, to be employed by or act as a Consultant to the Company or its Subsidiaries, each of which expressly reserves the right to discharge any Employee or terminate a Consultant agreement according to the terms thereof whenever the interest of any such company in its sole discretion may so require without liability to such company or the Board of Directors except as to any rights which may be expressly conferred upon a Participant under the Plan.

ARTICLE 21.

Death, Retirement, Disability; and Termination of Employment,

Directorship or Consultant Agreement

21.1	Upon termination of employment as a result of retirement on or after attainment of retirement age pursuant to the law or to a retirement plan of the Company or any of its Subsidiaries an Employee, if such Employee is also a Participant, may exercise the Options and Stock Appreciation Rights pursuant to the rules of the Plan.

21.2	Upon the end of serving as a Director, including by way of resignation (except if the Director resigned in a situation where he could have been terminated for cause), the Director, if such Director is also a Participant, may exercise the Options and Stock Appreciation Rights pursuant to the rules of the Plan.

21.3	Upon termination of employment or upon termination of serving as a Director, each as a result of disability, an Employee or Director, if such Employee or Director is a Participant, may exercise the Options and Stock Appreciation Rights pursuant to the rules of the Plan. Disability means inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment, which constitutes a permanent and total disability. The determination whether a Participant has suffered a disability shall be made by the Compensation Committee based upon such evidence as it deems necessary and appropriate.

21.4	Upon the death of a Participant, the person or persons to whom such Participant’s rights under Options and Stock Appreciation Rights are transferred by the applicable inheritance law, may exercise the Options and Stock Appreciation Rights pursuant to the rules of the Plan.

21.5	Upon termination of serving as a Director by the shareholders of the Company for cause, unvested Options and Stock Appreciation Rights pursuant to Article 14 are forfeited. The Company is authorised to instruct the Stock Option Administrator to book forfeited Options out of such Directors’ respective account and return all forfeited Options to the Company. Vested Options and Stock Appreciation Rights pursuant to Article 14 may be exercised pursuant to the rules of the Plan.

21.6	Upon termination of employment by the Company for cause according to Article 337 of the Swiss Code of Obligation (termination without notice for valid reasons), unvested Options and Stock Appreciation Rights pursuant to Article 14 are forfeited. The Company is authorised to instruct the Stock Option Administrator to book forfeited Options out of the Employee’s respective account and return all forfeited Options to the Company. Vested Options and Stock Appreciation Rights pursuant to Article 14 may be exercised pursuant to the rules of the Plan.

21.7	Upon termination of employment by the Company for any other reason than for cause according to Article 337 of the Swiss Code of Obligation, an Employee who is a Participant, may exercise the Options and Stock Appreciation Rights pursuant to the rules of the Plan.

21.8	Upon termination of employment resulting from notice provided by the Employee to the Company, such Employee’s unvested Options and Stock Appreciation Rights pursuant to Article 14 are forfeited. The Company is authorised to instruct the Stock Option Administrator to book forfeited Options out of the Employee’s respective account and return all forfeited Options to the Company. Vested Options and Stock Appreciation Rights pursuant to Article 14 may be exercised pursuant to the rules of the Plan.

21.9	Upon termination of employment or directorship for any reason other than those described in Articles 21.1, 21.2, 21.3, 21.4 and 21.7 unvested Options and Stock Appreciation Rights pursuant to Article 14 are forfeited. The Company is authorised to instruct the Stock Option Administrator to book forfeited Options out of the Participant’s respective account and return all forfeited Options to the Company. Vested Options and Stock Appreciation Rights pursuant to Article 14 may be exercised pursuant to the rules of the Plan.

21.10	Upon termination of a Consultant agreement by the Company (i) prior to grant of Options or ii) for cause pursuant to the terms of such Consultant agreement, unvested Options and Stock Appreciation Rights pursuant to Article 14 are forfeited. The Company is authorised to instruct the Stock Option Administrator to book forfeited Options out of the Consultant’s respective account and return all forfeited Options to the Company. Upon termination of a Consultant agreement by the Company for any other reason than cause and (i) in the event options have been granted and (ii) the Consultant has signed an Option Agreement, such granted Options or Stock Appreciation Rights may be exercised pursuant to the rules of the Plan. Vested Options and Stock Appreciation Rights pursuant to Article 14 may be exercised pursuant to the rules of the Plan.

ARTICLE 22.

Transfer / Leave of Absence

A transfer of an Employee between the Company and a Subsidiary or a leave of absence, duly authorised in writing by the Company for military service or sickness or for any other purpose approved by the Board of Directors, provided the Employee’s right to re-employment is guaranteed either by a statute or by contract, shall not be deemed a termination of employment. If employment is terminated prior to the re-employment of the Employee, then the provisions of Article 21 are applicable.

ARTICLE 23.

Adjustment due to Corporate Events

In the event of any split or combination of Shares, stock dividend, extraordinary cash dividend, recapitalisation, reorganisation, liquidation, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Shares at a price substantially below market value, delisting of the Company from the SIX Swiss Exchange, sale of all or substantially all assets, or other similar corporate event affecting the Shares such that an adjustment is required in order to preserve the benefits or potential benefits according to Fair Value intended to be made available under this Plan, the Company shall, in such manner as the Board of Directors may deem equitable, adjust any or all of the number and kind of Shares which thereafter may be optioned and sold under the Plan, the number and kind of Shares subject to outstanding Options and Stock Appreciation Rights and the Strike Price with respect to any of the foregoing and / or the provision for a cash payment to a Participant or a person who has outstanding Options and Stock Appreciation Rights provided, however, that the number of Shares subject to any Option and Stock Appreciation Right shall always be a whole number.

ARTICLE 24.

Adjustment in case of Material Change

24.1	In case of any Material Change the terms of this Plan cannot be changed any more unless such change does not infringe on any rights of the holder of Options or Stock Appreciation Rights.

In case of a Material Change all Options and Stock Appreciation Rights granted but not yet vested shall immediately vest.

All Options and Stock Appreciation Rights (whether vested before or under the preceding rule) shall become immediately exercisable.

If and to the extent required by mandatory Swiss law, with regard to Options and Stock Appreciation Rights granted to Directors and Executives, any increase in Fair Value of the Options and Stock Appreciation rights due to accelerated vesting shall not accrue to Executives or Directors.

24.2	A Material Change includes:

24.2.1	a Change of Control over the Company. In such case the Company shall use commercially reasonable best efforts

24.2.1.1 to provide for a cashless exercise (exersale) either through the Stock Option Administrator or another bank or broker, or if no exersale is possible, the Company shall procure that the offeror shall offer, or if not the offeror, the Company shall offer, to purchase in cash the Options at a price equivalent to the consideration offered by the offeror for a Share, minus the Strike Price, subject to compliance with the best price rule and the rules governing equal treatment (if applicable) prior to or at closing of the Change of Control; and

24.2.1.2 to procure that the offeror shall offer, or if not the offeror, the Company shall offer, to purchase in cash, Options, which are not in the money, at Fair Value, subject to compliance with the best price rule (if applicable) prior to or at closing of the Change of Control.

24.2.1.3 Notwithstanding the above, in the event of an exersale, the Company shall use commercially reasonable best efforts

24.2.1.3.1 to procure that any difference between the actual sales price of underlying shares and the value of the consideration offered by the offeror at closing of the Change of Control shall be borne by either the offeror or the Company; or

24.2.1.3.2 to procure that the offeror shall offer to purchase for cash Options, which are in the money, at a price equivalent to the consideration offered by the offeror for a Share, minus the Strike Price, and Options, which are out of the money, at Fair Value, all subject to compliance with the best price rule (if applicable) prior to or at closing of the Change of Control, provided that the offeror does not make such offer in any of the above cases or if making such offer would require the offeror of an exchange offer to extend a cash alternative to all shareholders, the Company shall have the right to purchase for cash prior to or at closing of the Change of Control, Options, which are in the money, at a price equivalent to the consideration offered by the offeror for a Share, minus the strike price and Options, which are not in the money, at an adequate valuation, which is based on the value of the consideration offered by the Offeror for a Fair Value, all subject to compliance with the best price rule (if applicable

24.2.2	a resolution of the competent body of the Company which results in the sale of all or substantially all assets of the Company, in such case the Company shall use commercially reasonable best efforts, prior to or at closing

24.2.2.1 to provide for a cashless exercise (exersale) either through the Stock Option Administrator or another bank or broker, provided that the exersale is possible, or if no exersale is possible, to make an offer to purchase in cash the Options at Fair Value taking into consideration the purchase price for the assets divided by the fully diluted shares outstanding; and

24.2.2.2 to have the Company to purchase the Options that are out of the money at Fair Value taking into consideration the purchase price for the assets divided by the fully diluted shares outstanding.

24.2.3	a resolution of the competent body of the Company to enter into a merger or similar agreement which results in the Company being dissolved (excluding transactions where the Company is being dissolved, but the Company’s shareholders prior to such agreement remain the controlling shareholders of the entity the Company is merged into) or in the Company’s shareholders prior to such agreement not continuing to be the controlling shareholders of the Company, in such case the Participant shall have the option (i) to receive the Fair Value of the Options in cash or, if available, (ii) replacement options in the merged company at a value equivalent to the Fair Value, or, to the extent possible, (iii) to opt for a cashless exercise (exersale) either through the Stock Option Administrator or another bank or broker procured by the Company using commercially reasonable best efforts.

24.2.4	a resolution of the competent body of the Company which results in the Company being delisted from SIX Swiss Exchange, in such case the Company shall use commercially reasonable best efforts to purchase all Options (either in or out of the money) at Fair Value, considering the last traded share price at the SIX Swiss Exchange in accordance with Article 23 of this Plan.

24.2.5	a resolution of the competent body of the Company to dissolve and liquidate the Company, in such case the Company shall use commercially reasonable best efforts to purchase all Options (either in or out of the money) at Fair Value, considering the last traded share price at the SIX Swiss Exchange in accordance with Article 23 of this Plan.

ARTICLE 25.

Amendment and Termination

Subject to the provisions of Article 24, the Board of Directors may amend, suspend or discontinue the Plan, provided, however, that the Board of Directors may not, without the prior approval of the stockholders of the Company, make any amendment for which stockholder approval is necessary. The Fair Value of Options or Stock Appreciation Rights granted under the Plan before such amendment, suspension or termination is effective cannot be reduced by such amendment, suspension or termination without, to the extent not prohibited by mandatory Swiss law, compensating the Participant for such reduction in Fair Value.

The Board of Directors may offer to one, some, or all Participants to agree to an amendment to the terms of, to exchange, or to hand back Options and/or Stock Appreciation Rights or to agree to any combination.

Amendment, suspension or discontinuity of the Plan shall be communicated by the Board of Directors to all Participants.

ARTICLE 26.

Indemnification

The Plan provides that, in addition to other rights of indemnification of the members of the Board of Directors, they shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Options and Stock Appreciation Rights granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgement in any such action, suit or proceeding, except a judgement based upon a finding of gross negligence or bad faith, provided that upon the institution of any such action, suit or proceeding, members of the Board of Directors shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such member of the Board of Directors undertakes to handle and defend it on such member’s own behalf.

ARTICLE 27.

Data Privacy

For the purpose of the administration of the Plan, including the performance of all transactional processing services relating to the Options and/or the Stock Appreciation Rights, it is necessary that the Company provide the Stock Option Administrator as well as other companies providing Plan-related services with the Participant’s personal data and information.

Therefore, the Participant agrees and authorizes the Company (i) to access, store, or otherwise process any personal data and information relating to the Participant; and (ii) to transfer, on a confidential basis, such personal data and information to the Stock Option Administrator and/or any person or third party authorized by the Company and/or the Stock Option Administrator, wherever located, and to this end being transmitted across national borders, for storage and processing to the extent necessary for the implementation and processing of all administrative and transactional processing services related to the Options, the Stock Appreciation Rights and the Plan.

ARTICLE 28.

Special Rules for Participants Who Are Resident in France

In the Option Agreement it may be agreed that the Shares purchased by a Participant resident in France upon exercise of the Options will be delivered into a restricted custody account with the Company; the Shares may be unblocked 5 years from the date the Options are granted or as may be required under French law or regulations.

ARTICLE 29.

Applicable Law and Choice of Jurisdiction

This Plan and any related document and any rights or obligations conferred thereby shall be governed by and construed in accordance with the laws of Switzerland, ignoring principles of conflict of laws, and subject to the limitations of compulsorily applicable local employment law and other applicable mandatory laws.

Any disputes arising under or in connection with this Plan shall be resolved by the competent courts of Basel-Stadt, Switzerland.

The acceptance of any Option or Stock Appreciation Right or any related right implies the consent to the choice of law and jurisdiction set in this Article 28.

When executing the related Option Agreement, the Participant shall expressly acknowledge and accept the terms and conditions of the Plan and all its related documents, as well as the powers of the Board of Directors to complete, interpret and implement it through further document which it may from time to time determine necessary or relevant.

ARTICLE 30.

U.S. Securities Law Restrictions

The Shares to be received upon exercise of the Options have not been, and will not be, registered under the U.S. Securities Act of 1933 and, accordingly, Options may be granted to Participants resident in the United States only pursuant to exemptions from registration under the Securities Act of 1933. As a result, certain Participants resident in the United States will be required to make representations to the Company at the time of grant and at the time of exercise of their Options to ensure compliance with the Securities Act of 1933. In addition, the Shares to be received upon exercise of the Options will constitute “restricted securities” under the Securities Act of 1933 and may not be pledged, re-offered or resold in the United States or to, or for the account or benefit of U.S. Persons except in transactions exempt from, or not subject to, the registration requirements of the Securities Act of 1933.

ARTICLE 31.

Approval

The Plan, as amended from time to time, shall be effective as of December 13, 2000. The amendments were approved by the Board of Directors by Circular Resolution of July 15, 2014 and shall enter into force as of July 1, 2014.

APPENDIX 1

Option Agreement

(the “Option Agreement”)

STOCK OPTION PLAN OF BASILEA PHARMACEUTICA AG AND SUBSIDIARIES

This agreement made in Basel, Switzerland, by and between Basilea Pharmaceutica AG, a Swiss Corporation, with its domicile in Basel, Switzerland (the “Company”) and                      (the “Participant”).

The capitalized terms used in this Option Agreement shall have the same definitions as set forth in the Company’s Stock Option Plan of December 13, 2000, as amended from time to time, (the “Plan”).

In consideration of the mutual covenants and agreements herein contained and pursuant to the “Plan, the Company and the Participant agree as follows:

The Company will grant to the Participant, who accepts, the following number of Options according to the terms and conditions contained in the Plan and in this Option Agreement:

•	Number of Options pursuant to Article 6 of the Plan:

•	Stock Appreciation Rights pursuant to Article 7 of the Plan:

•	Strike Price: CHF per Option/Stock Appreciation Right

•	Grant Date: .

•	Vesting of Options/Stock Appreciation Rights pursuant to Article 14 of the Plan:

The Options/Stock Appreciation Rights granted hereby will vest pro rata over a four year period, starting from the Grant Date, as follows:

Number of Options/Stock Appreciation Rights	Vesting date
OPEN % of Options/Stock Appreciation Rights granted	One year from Grant Date
OPEN % of Options/Stock Appreciation Rights granted	Two years from Grant Date
OPEN % of Options/Stock Appreciation Rights granted	Three years from Grant Date
OPEN % of Options/Stock Appreciation Rights granted	Four years from Grant Date

End of Option/Stock Appreciation Right term pursuant to Article 13 of the Plan: 10 years from Grant Date

Exercise of Options and Stock Appreciation Rights: The Participant shall exercise Options and Stock Appreciation Rights in accordance with the Plan and the rules and procedures of the Stock Option Administrator, as applicable. All exercises must take place at the latest at the expiry date, or such earlier date as set out in the Plan.

Notice: Notice to the Company shall be delivered to                     , the current Stock Option Administrator, or to any succeeding Stock Option Administrator as may be designated by the Company in the future. Notice to the Participant may be given to the Participant personally or may be mailed to the Participant c/o Basilea Pharmaceutica AG or such other address as the Participant may designate by written notice to the Company.

Data Privacy: For the purpose of the administration of the Plan, including the performance of all transactional processing services relating to the Options, it is necessary that the Company provide the Stock Option Administrator as well as other companies providing Plan-related services with the Participant’s personal data and information. Therefore, the Participant agrees and authorizes the Company (i) to access, store, or otherwise process any personal data and information relating to the Participant; and (ii) to transfer, on a confidential basis, such personal data and information to the Stock Option Administrator and/or any person or third party authorized by the Company and/or the Stock Option Administrator, wherever located, and to this end being transmitted across national borders, for storage and processing to the extent necessary for the implementation and processing of all administrative and transactional processing services related to the Options.

Discretionary: The Participant acknowledges and agrees that the grant of Options and/or the Stock Appreciation Rights is wholly discretionary and does not constitute an express or implied employment condition (article 8 of the Plan). It is not intended that any rights or benefits provided under this Option Agreement be considered part of normal or expected compensation for purposes of calculating any severance, redundancy or termination indemnity of the Participant. No payment under this Option Agreement shall be taken into account in determining any benefits under any severance, redundancy or termination indemnity of the Company or any subsidiary or affiliate of the Company.

[To be included in Agreement for Directors and Executives: “The grant conferred to the Participant by virtue of this Agreement is subject to the condition precedent pursuant to Article 8 paragraph [5] of the Stock Option Plan (approval of the general meeting of the shareholders of the Company).”]

Confidentiality: The Participant hereby agrees to keep the contents of this Option Agreement, the Option Grant Notice attached hereto, the Plan as well as any other document related to the Plan confidential and not disclose the information contained herein / therein to any third party unless required pursuant to a judicial or governmental order or request or upon prior written approval of the Company.

Tax and Social Security charges: The Participant is responsible for declaration and payment of any and all taxes and Participants’ social security charges resulting from grant, vesting or exercise of any Option or Stock Appreciation Right, subject to the provisions of article 24 of the Plan.

The signature of the Option Agreement by the Participant implies his express and complete acceptance of all terms set forth in the Plan, in this Option Agreement and in any other document related hereto, including “Basilea Policy on Insider Information”. Furthermore the Participant hereby accepts the powers of the Board of Directors to complete, interpret, amend and implement the documents herein referred to and to the extent necessary or relevant.

In witness thereof, the parties have executed this Option Agreement in duplicate as of the time and place as indicated below.

Basilea Pharmaceutica AG

Heidi Mc Daid	Place, Date

Ron Scott	Place, Date

Participant	Place, Date

APPENDIX 2

Option Grant Notice

STOCK OPTION PLAN OF BASILEA PHARMACEUTICA AG AND SUBSIDIARIES

The capitalized terms used in this Option Grant Notice shall have the same definitions a set forth in the Plan.

Pursuant to the Basilea Pharmaceutica AG Board of Director’s decision to issue Options under the Company’s Stock Option Plan of December 13, 2000, as amended from time to time, (the “Plan”), subject to the Participant executing the option agreement (the “Option Agreement”) enclosed herewith, Basilea Pharmaceutica AG (the “Company”) grants to

                    (“Participant”)

the following number of Options or Stock Appreciation Rights upon the terms and conditions contained herein and in the Plan as well as in the Option Agreement signed by the Participant and the Company:

•	Options granted pursuant to Article 6 of the Plan:

•	Stock Appreciation Rights pursuant to Article 7 of the Plan:

•	Strike Price: CHF per Option/Stock Appreciation Right

•	Grant Date:

•	Vesting of Options/Stock Appreciation Rights pursuant to Article 14 of the Plan:

The Options/Stock Appreciation Rights granted hereby will vest pro rata over a four year period, starting from the Grant Date, as follows:

Number of Options/Stock Appreciation Rights	Vesting date
OPEN % of Options/Stock Appreciation Rights granted	One year from Grant Date
OPEN % of Options/Stock Appreciation Rights granted	Two years from Grant Date
OPEN % of Options/Stock Appreciation Rights granted	Three years from Grant Date
OPEN % of Options/Stock Appreciation Rights granted	Four years from Grant Date

End of Option/Stock Appreciation Right term pursuant to Article 13 of the Plan: 10 years from Grant Date

[To be included in Agreement for Directors and Executives: “The grant conferred to the Participant by virtue of this Agreement is subject to the condition precedent pursuant to Article 8 paragraph [5] of the Stock Option Plan (approval of the general meeting of the shareholders of the Company).”]

Note to Swiss resident Participants:

The Options and/or Stock Appreciation Rights are taxed at their exercise date based on the actual gain made on such exercise (difference between Strike Price and Market Value of the Shares), subject to changes in treatment by Swiss tax authorities. The Participant is responsible for declaration and payment of all taxes and Participants’ social security charges resulting from grant, vesting or exercise of any Option or Stock Appreciation Right, subject to the provisions of article 24 of the Plan.

Basilea Pharmaceutica AG

APPENDIX 3

Option Exercise Notice

STOCK OPTION PLAN OF BASILEA PHARMACEUTICA AG AND SUBSIDIARIES

Date of Notice

(Insert name & address of Stock Option Administrator)

ATTENTION STOCK OPTION ADMINISTRATOR

Reference: Participant’s Name

I hereby exercise my Option(s) according to and under the terms and conditions of the Stock Option Plan of Basilea Pharmaceutica AG, as amended from time to time, as of December 13, 2000 (the “Plan”) as follows:

Grant Date of the Options / Stock Appreciation Rights:

Options to be exercised:

Stock Appreciation Rights to be exercised:

I confirm to have paid the following amount as Exercise Price for the exercised Options to the bank account indicated by the Company or the Stock Option Administrator for such purpose:

Signature of Participant

The realisation transaction will be executed at that day, when the exercise instruction is available to the Stock Option Administrator by noon Swiss time of such day.